As filed with the Securities and Exchange Commission on August 9, 1999
                                                  Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                            WIND RIVER SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                       94-287339
(State of Incorporation)                  (I.R.S. Employer Identification No.)

                               500 WIND RIVER WAY
                                ALAMEDA, CA 94501
                                 (510) 748-4100
 (Address, including zip code, and telephone number, including area code of
                 Registrant's principal executive offices)

                                ---------------

                                RICHARD W. KRABER
              VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER
                            WIND RIVER SYSTEMS, INC.
                               500 WIND RIVER WAY
                                ALAMEDA, CA 94501
                                 (510) 748-4100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
       ALAN C. MENDELSON, ESQ.                        WENDI OKUN, ESQ.
         ANDREA VACHSS, ESQ.                    SENIOR CORPORATE COUNSEL
         COOLEY GODWARD LLP                     WIND RIVER SYSTEMS, INC.
        FIVE PALO ALTO SQUARE                      500 WIND RIVER WAY
         3000 EL CAMINO REAL                       ALAMEDA, CA 94501
         PALO ALTO, CA 94306                         (510) 748-4100
           (650) 843-5000


        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------
    Title of Class of                                     Proposed Maximum           Proposed Maximum
     Securities to be                                        Offering                  Aggregate               Amount of
        Registered          Amount to be Registered      Price per Share (1)        Offering Price (1)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
  Common stock, par value           730,923                    $14.06                  $10,276,777              $2,857
      $.001 per share
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low sales prices of the Common stock on the Nasdaq National Market on August 5, 1999.

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The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   PROSPECTUS


                   SUBJECT TO COMPLETION, DATED AUGUST 9, 1999


                                 730,923 SHARES

                            WIND RIVER SYSTEMS, INC.
                                  COMMON STOCK


     The following selling stockholders are offering up to 730,923 shares of Wind River Systems, Inc. common stock.

     -     Ross Wheeler
     -     Advanced Logic Solutions, Inc.


     Our common stock trades on the Nasdaq National Market under the symbol WIND. On August 5, 1999, the last reported sale price of our common stock was $14.06 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

______________, 1999

                 INFORMATION ABOUT WIND RIVER AND THIS OFFERING

     Wind River Systems, Inc. develops, markets and supports advanced software operating systems and development tools that allow customers to create complex, robust, real-time software applications for embedded computers. An embedded computer is a microprocessor that is incorporated into a larger device and is dedicated to responding to external events by performing specific tasks quickly, predictably and reliably. Some examples of embedded computers are:

     - telecommunications products such as PABX, routers, central office switches and call processing systems;

     -    office products such as fax machines, laser printers and photocopiers;

     -    vehicle anti-lock brakes and navigation systems;

     -    consumer products such as camcorders, video games and set-top boxes;

     -    medical instrumentation and imaging systems;

     -    industrial automation equipment such as robots; and

     -    aerospace devices such as NASA's Mars probe, Pathfinder.

Our flagship products, Tornado-TM- and VxWorks-Registered Trademark-, enable customers to enhance product performance, standardize designs across projects, reduce research and development costs and shorten product development cycles.

     We are a Delaware corporation. Our principal offices are located at 500 Wind River Way, Alameda, California 94501, and our telephone number is (510) 748-4100. In this prospectus, "Wind River," "we" and "our" refer to Wind River Systems, Inc. unless the context otherwise requires.

     The selling stockholders acquired their shares of Wind River common stock on June 30, 1999 in connection with our acquisition of RouterWare, Inc.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED SIGNIFICANTLY. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

NUMEROUS FACTORS MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM PERIOD TO PERIOD

     Our revenues and operating results have fluctuated significantly in the past and may continue to do so in the future. If our quarterly or annual operating results do not meet the expectations of securities analysts and investors, the market price of our common stock could decline significantly. A number of factors, many of which are outside our control, may cause or contribute to these fluctuations, including:

     -    the amount and timing of orders we receive

     - changes in the length of our products' sales cycles, which increase as our customers' purchase decisions become more strategic and are made at higher management levels

     - the success of our customers' products from which we derive our royalty revenues

     - the mix of our revenues from the sale of services as compared to products, which have higher margins

     - our ability to control our operating expenses, which we anticipate will continue to increase during the current fiscal year

     - our ability to continue to develop, introduce and ship competitive new products and product enhancements quickly

     - announcements, new product introductions and price reductions by our competitors

     -    our ability to manage costs for fixed-price consulting engagements

     - changes in business cycles that affect the markets in which we sell our products;

     - economic conditions generally and in international markets, which historically have provided a significant portion of our revenues

     -    foreign currency exchange rates

     In addition, we often recognize a significant portion of our quarterly revenues from orders we receive and ship in the last month of the quarter and, as a result, we may not be able to forecast our revenues until late in the period. Further, our customers historically have purchased more of our products in our fourth fiscal quarter than in other quarters A decrease in orders is likely to adversely and disproportionately affect our operating results, because a significant portion of our expenses are fixed and are based, in part, on our expectations of future revenues. Therefore, we have a limited ability to reduce expenses in response to a shortfall in anticipated revenues. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely on them as an indication of our future performance.

     We only recently began to focus on offering software consulting services and therefore may not be as experienced in this business as others. To be successful with our professional services business, we must overcome several factors including:

     - Services contracts can be fixed-price commitments and if our cost of performing the services consistently and significantly exceeds the amount the customer has agreed to pay, it could materially adversely affect our business, financial condition and results of operations.

     - Our cost of services personnel and certified consultants is high which results in lower gross margins than our software business.

If we cannot accurately estimate our costs and achieve milestones during consulting engagements and retain competent services personnel, our business, financial condition and results of operations could be materially adversely affected.

OUR OPERATING RESULTS ARE DEPENDENT UPON SALES OF A SMALL NUMBER OF PRODUCTS

     Revenue from sales of our Tornado and VxWorks family of products and services have historically accounted for substantially all of our revenue, and we expect this concentration will continue in the foreseeable future. Any reduction in the demand for Tornado or VxWorks family of products and services could materially adversely affect our operating results and cause the price of our common stock to decline.

A SIGNIFICANT PORTION OF OUR REVENUE IS DEPENDENT UPON THE MARKET ACCEPTANCE OF OUR CUSTOMERS' PRODUCTS

     One of the key components of our business strategy is to increase revenue through royalty fees for each copy of our operating system embedded in the products our customers sell. Success of this strategy depends upon our ability to successfully negotiate royalty agreements with our customers and their successful commercialization of the underlying products. To the extent that our customers are not successful, for whatever reason, our revenues may be reduced significantly and our business, financial condition and results of operations could be materially adversely affected.

OUR FAILURE TO RESPOND QUICKLY TO RAPID TECHNOLOGICAL CHANGE WITH PRODUCT OFFERINGS WILL ADVERSELY AFFECT OUR ABILITY TO COMPETE

     The market for embedded real-time software is characterized by ongoing technological developments, evolving industry standards, and rapid changes in customer requirements. Our success depends upon our ability to adapt and respond to these changes. We must continuously update our existing products to keep them current with customer needs, and must develop new products to take advantage of new technologies, emerging standards, and expanding customer requirements that could render our existing products obsolete. Additionally, we have from time to time experienced delays in the development of new products and the enhancement of existing products, including, most recently, a delay in the development of our new product "Tornado for Managed Switches." Such delays are commonplace in the software industry. Furthermore, if we cannot achieve design wins with key customers, our business will be significantly affected. Once a customer has designed the product with a particular operating system, that customer typically is reluctant to change its supplier due to the significant costs associated with selecting a new supplier. If we cannot, for technical, legal, financial or other reasons, adapt or respond in a cost effective and timely manner to changing market conditions or customer requirements, our business and operating results would suffer.

IF OUR NEW PRODUCT LINES ARE NOT ACCEPTED, OUR BUSINESS WOULD BE MATERIALLY ADVERSELY AFFECTED.

     Our future success is substantially dependent upon whether our new product lines gain wide market acceptance. We are continuously engaged in product development for new or changing markets. In particular, we have invested significant time and effort, together with a consortium of industry participants, in the development of I2O, a new specification that is intended to create an open standard set of interface specifications for high performance Input Output (I/O) systems. In parallel with this effort, we have developed IxWorks, a real-time operating system for use in conjunction with the I2O specification. The success of the I2O specification and the IxWorks product line depends heavily on its adoption by a broad segment of the industry.

     We have also spent, and continue to spend, substantial time and financial resources to develop software for Internet appliances and Internet infrastructure including "Tornado for Managed Switches." The commercial Internet market has only recently begun to develop, is rapidly changing and is characterized by an increasing number of new entrants with competitive products. Moreover, there is an increasing number of new Internet protocols to which our products must be ported. It is unclear which of these competing protocols ultimately will achieve market acceptance. If the protocols upon which our Internet products are based ultimately fail to be widely adopted, our business, financial condition and results of operations may be materially and adversely affected.

     It is difficult to predict whether demand for any of these products will develop or increase in the future. If these markets, or any other new market we target in the future, fail to develop, develop more slowly than anticipated or become saturated with competitors, if our products are not developed in a timely manner, or if our products and services do not achieve or sustain market acceptance, our business, financial condition and results of operations would suffer.

WE FACE INTENSE COMPETITION, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO MAINTAIN OR INCREASE SALES OF OUR PRODUCTS

     The embedded real-time software industry is highly competitive. We believe that our principal competition comes from companies that develop real-time operating systems in-house rather than purchase such systems from independent software vendors such as Wind River. We also compete with other independent software vendors, including Accelerated Technology, Inc., Integrated Systems, Inc., Mentor Graphics, Inc., Microsoft Corporation, Microware Systems Corporation, QNX Software Systems, Ltd., and Sun Microsystems, Inc. In addition, hardware or other software vendors could seek to expand their product offerings by designing and selling products that directly compete with or adversely affect sales of our products. Many of our existing and potential competitors have substantially greater financial, technical, marketing and sales resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products. Moreover, our competitors may foresee the course of market developments more accurately than we do and could in the future develop new technologies that compete with our products or even render our products obsolete. Although we believe we presently have certain technological and other advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment in research and development, marketing and customer service and support. In addition, competitive pressures could cause us to reduce the prices of our products, run-time royalties and services, which would result in reduced profit margins. If we are unable to compete successfully, our business, financial condition and results of operations would be materially and adversely affected.

ACQUISITIONS MAY DISRUPT OUR BUSINESS, DILUTE OUR STOCKHOLDERS AND INCREASE OUR INDEBTEDNESS

     As part of our business strategy, we have acquired or made investments in several businesses, products and technologies that complement ours, and we anticipate that we will continue to do so in the future. We may experience difficulties integrating an acquired company's operations into ours. As a result, we may divert management attention to the integration that would otherwise be available for the ongoing development of our business. Acquisitions have additional inherent risks, including:

     - difficulties assimilating acquired operations, technologies or products

     -    unanticipated costs

     - adverse effects on relationships with customers, suppliers and employees

     We may not be successful in integrating the businesses, products, technologies or personnel we acquire, and our failure to do so could materially adversely affect our business, financial condition and results of operations. Similarly, we cannot guarantee that our investments will yield a significant return, if any. In addition, to finance acquisitions, we may issue equity securities, which may dilute your investment in Wind River, or incur significant indebtedness, which could materially adversely affect our results of operations.

     Certain of our acquisitions have been accounted for under the pooling-of-interests accounting method and financial reporting rules. To qualify these acquisitions as pooling-of-interests for accounting purposes, certain criteria established in opinions by the Accounting Principles Board and interpreted by the Financial Accounting Standards Board and the SEC must be met. These opinions are complex and the interpretation of them is subject to change. In addition, the availability of pooling-of-interests accounting treatment depends in part, upon circumstances and events occurring after the acquisition. The failure of an acquisition to qualify for pooling-of-interests accounting treatment for financial reporting purposes for any reason would materially adversely affect our reported earnings and likely, the price of our common stock.

WE SELL A SIGNIFICANT PORTION OF OUR PRODUCTS TO CUSTOMERS DEPENDENT UPON GOVERNMENT FUNDING, WHICH MAY NOT CONTINUE TO BE AVAILABLE

     We have derived a portion of our revenues historically from sales of systems built to the VME (versabus module eurocard) standard. These systems typically are used in high cost, low volume applications, including military, telecommunications, space and research applications. Although we believe that revenues from sales of products designed for embedded systems applications (non-VME customers) will account for an increasing percentage of our revenues in the future, we do expect revenues from the VME market to continue to be significant for the foreseeable future. Academic institutions and defense industry participants, which generate most of our VME revenues, are dependent on government funding. Any unanticipated future termination of government funding of VME customers could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO MANAGE OUR GROWTH COULD SIGNIFICANTLY STRAIN OUR PERSONNEL AND OTHER RESOURCES

     We have experienced, and expect to continue to experience, significant growth in our headcount and in the scope, complexity and geographic reach of our operations. Our future success will depend, in part, on our ability to continue to integrate new operations and personnel. To support this expansion, we must continue to hire, train, motivate and manage our workforce and improve our management controls, reporting systems and procedures. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to forecast our needs accurately or to manage our growth appropriately could materially adversely affect our business, financial condition and results of operations.

WE DEPEND ON OUR KEY PERSONNEL AND ON ATTRACTING QUALIFIED EMPLOYEES FOR OUR FUTURE SUCCESS

     Our success depends to a significant degree upon the continued contributions of our senior management and key technical personnel, any of whom would be difficult to replace. The loss of these individuals could materially adversely affect our operations. We believe our future success will also depend on our ability to attract and retain additional highly-skilled managerial, product development, marketing, sales, customer support and operations personnel to support our growing business. Competition for these personnel is intense, especially for engineers and especially in the San Francisco Bay Area where we maintain our headquarters. We cannot be certain that we will be successful in recruiting and retaining such personnel. Our failure to do so could materially adversely affect our business, financial condition and results of operations.

OUR INTERNATIONAL BUSINESS ACTIVITIES SUBJECT US TO RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS

     During the three month period ended April 30, 1999 and the fiscal year ended January 31, 1999, we derived approximately 41% and 34%, respectively, of our total revenue from sales outside of North America. We expect that international sales will continue to generate a significant percentage of our total revenue in the foreseeable future and we also expect to continue to make investments to further expand our international operations and to increase our direct sales force in Europe and Asia.

     Risks inherent in international operations include:

     -    The imposition of governmental controls and regulatory requirements

     -    The costs and risks of localizing products for foreign countries

     - Unexpected changes in tariffs, import and export restrictions and other barriers and restrictions

     -    Greater difficulty in accounts receivable collection

     -    The restrictions of repatriation of earnings

     -    The burdens of complying with a variety of foreign laws

     - Difficulties in staffing and managing foreign subsidiaries and branch operations

     In addition, sales by Wind River's foreign subsidiaries are denominated in the local currency, and an increase in the relative value of the dollar against such currencies would reduce our revenues in dollar terms or make our products more expensive and, therefore, potentially less competitive in foreign markets. Gains and losses on the conversion to dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations. Although we enter into forward contracts to hedge the short-term impact of foreign currency fluctuations, foreign currency fluctuations could materially adversely affect Wind River's business, financial condition and results of operations.

     We rely on distributors for sales of our products in certain foreign countries. Accordingly, we are dependent on their ability to promote and support our products and, in some cases, to translate them into foreign languages. Wind River's international distributors generally offer products of several different companies, including in some cases products that are competitive with Wind River's products. We cannot predict that our international distributors will continue to market our products or provide them with adequate levels of support. Any changes in the relationships we have with our international distributors may have a material adverse effect on our business, financial condition and results of operations.

OUR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY PROTECTIONS WOULD IMPAIR OUR COMPETITIVE POSITION

     We believe that our continued success depends primarily upon continuing innovation, marketing, and technical expertise, as well as the quality of product support and customer relations. At the same time, our success is partially dependent upon the proprietary technology contained in our products. We currently rely on a combination of patents, copyrights, trademarks, trade secret laws, and contractual provisions to establish and protect our intellectual property rights in our products. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our rights, that others will not independently develop or otherwise acquire equivalent or superior technology, or that we can maintain such technology as trade secrets. End user licenses of our software are frequently in the form of shrink wrap or click wrap license agreements, which are not signed by licensees, and these may be unenforceable in some cases. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. In addition, employees, consultants, and others who participate in the development of our products may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for any such breach. Finally, the laws of some of the countries in which our products are or may be developed, manufactured or sold may not protect our products and intellectual property rights to the same extent as the laws of the United States or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not such litigation is determined in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. Our failure to protect our intellectual property rights could have a material adverse effect on our business, and financial condition and results of operations.

THIRD PARTY CLAIMS OF PATENT INFRINGEMENT COULD RESULT IN SUBSTANTIAL COST

     We occasionally receive communications from third parties alleging patent infringement, and there is always the chance that third parties may assert infringement claims against us. Any such claims, with or without merit, could result in costly litigation, expense of significant resources to develop non-infringing technology, cause product shipment delays or require us to enter into royalty or licensing agreements. We cannot be certain that the necessary licenses will be available or that they can be obtained on commercially reasonable terms. If we were to fail to obtain such royalty or licensing agreements in a timely manner and on reasonable terms, our business, financial condition and results of operations would be materially adversely affected. We believe that our products and technology do not infringe on the intellectual property rights of others or upon intellectual property rights that may be granted in the future pursuant to pending applications. We also believe that we will not be required to obtain licenses of technology owned by other parties.

DEFECTS IN OUR PRODUCTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND EXPOSE WIND RIVER TO SIGNIFICANT PRODUCT LIABILITY CLAIMS

     Because of their complexity, software products, including Wind River's, have in the past and may in the future contain undetected or unresolved errors, particularly when first introduced or as new versions are released. Despite extensive testing, errors may be found in our current or future products or enhancements after commencement of commercial shipments. If this occurs, we may experience delay in or loss of market acceptance and sales, product returns, diversion of development resources, injury to our reputation, and increased service and warranty costs, any of which could materially adversely affect our business, financial condition and results of operations.

     Our products are increasingly used in applications, such as network infrastructure, transportation, medical and mission-critical business systems, in which the failure of the embedded system could cause property damage, personal injury or economic loss resulting in product liability claims against us. Although our agreements with our customers typically contain provisions intended to limit our exposure to liability claims, these provisions may not be effective in doing so in all circumstances or in all jurisdictions. We maintain product liability insurance covering certain damages arising from use of our products, however such insurance may not adequately cover claims brought against us. Liability claims against us could require us to spend significant time and money in litigation and, if successful, to pay significant damages. As a result, such claims could damage our reputation and materially adversely affect our business, financial condition and results of operations.

WE HAVE SUBSTANTIAL DEBT SERVICE AND PRINCIPAL REPAYMENT OBLIGATIONS, WHICH COULD MAKE IT DIFFICULT FOR US TO OBTAIN FINANCING

     We sold $140 million of 5% convertible subordinated notes in 1997, which mature in 2002. This debt financing increased significantly both the ratio of our long-term debt to our total capitalization and our interest expenses. The degree to which we are leveraged could materially adversely affect our ability to obtain financing for working capital or acquisitions, should we need to do so. The notes are convertible into our common stock at a price of $32.33 per share, and no notes have been converted to date. On August 1, 2002, we will be required either to pay off or refinance any unconverted notes. We do not know if we will be able to refinance the notes on favorable terms or at all. If a significant amount of the notes remains unconverted at maturity and we are unable to refinance the notes, the repayment would deplete our cash reserves significantly.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The "year 2000 problem" is typically the result of limitations of certain software written using two digits rather than four digits to define the applicable year resulting in certain programs recognizing "00" as the year 1900 rather than the year 2000. If systems do not currently recognize date information when the year changes to 2000, there could be an adverse impact on our operations. The risk exists primarily in four areas:

     - Potential warranty or other claims from our customers, which may result in significant expense to Wind River

     - Failure of systems we use to run our business, which could disrupt our business operations

     - Failure of systems used by our suppliers, which could delay or affect the quality of our manufacturing or products

     - The potential failure of our products due to Year 2000 problems, which may require that we replace any such products and potentially incur significant unexpected expenses

     Although we believe our most current releases of our products, including third party software integrated into certain products are year 2000 compliant, because all customer situations cannot be anticipated, we may see an increase in warranty and other claims as a result of the year 2000 transition. In addition, litigation regarding year 2000 compliance issues may increase. Significant customer claims or litigation, even if decided in our favor, could have a material adverse impact on our business, financial condition, or results of operations.

     The majority of our products are combined by our customers with other software programs or hardware devices not provided by us. These combinations with other products that are not year 2000 compliant or modifications of our products by our customers may introduce year 2000 issues for our customers. Our customers' inability to remedy their own year 2000 problems could affect their demand for our products which could materially and adversely affect our business, financial condition and results of operations.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

     The trading price of our common stock has been and is likely to be volatile. It could fluctuate widely in response to a variety of factors, including:

     -    actual or anticipated variations in our operating results

     - announcements of new products or significant events or transactions by us or our competitors

     -    changes in our industry

     -    changes in financial estimates by securities analysts

     -    pricing pressures

     -    general market conditions

     - events affecting other companies that investors believe to be comparable to us

     -    other events or factors that may be beyond our control

     In recent years, the stock markets in general and the shares of technology companies in particular have experienced extreme price fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies affected. Any change in investors' perception of our prospects could depress our stock price regardless of our results. Other broad market and industry factors may decrease our stock price, as may general political or economic conditions such as recessions or interest rate or currency fluctuations. In the past, following declines in the market price of a company's securities, securities class action litigation often has been instituted against the company. Litigation of this type, even if ultimately unsuccessful, could result in substantial costs and a diversion of management's time and focus, which could materially affect our business, financial condition and results of operations.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those listed under "risk factors" and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "or "continue" or the negative of such terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

                         WHERE YOU CAN FIND INFORMATION
                     CONCERNING WIND RIVER AND THIS OFFERING

     You should rely only on the information provided or incorporated by reference in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference which we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.   Our Annual Report on Form 10-K for the fiscal year ended January 31, 1999;

2.   Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30,
     1999;

3.   Our Current Reports on Form 8-K dated May 3, 1999 and July 16, 1999;

4. The description of the common stock contained in our registration statement on Form 8-A filed on March 12, 1993.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                            Wind River Systems, Inc.
                               500 Wind River Way
                            Alameda, California 94501
                            Telephone: (510) 748-4100

                                 USE OF PROCEEDS

Wind River will not receive any proceeds from the sale of common stock by the selling stockholders in the offering.

                   INFORMATION ABOUT THE SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares of common stock owned by each of them as of July 30, 1999 which may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided.


                                 SHARES BENEFICIALLY
                                        OWNED                            SHARES BENEFICIALLY OWNED
                                 PRIOR TO OFFERING(1)                          AFTER OFFERING
                                ---------------------   SHARES BEING   ----------------------------
           NAME                  NUMBER    PERCENT(2)     OFFERED        NUMBER           PERCENT
------------------------------  ---------  ----------  --------------  -------------    -----------
Ross Wheeler (3)                 456,827      *           456,827          -0-                -

Advanced Logic Research, Inc.    274,096      *           274,096          -0-                -

---------------
    *    Less than one percent.

    (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

    (2) Based on 41,737,990 shares of common stock outstanding net of treasury shares on July 30, 1999.

    (3) Mr. Wheeler was previously President and a director of RouterWare, Inc., currently a wholly-owned subsidiary of Wind River.

                              PLAN OF DISTRIBUTION

     The shares of common stock offered hereby may be sold by the selling stockholders, or by donees, pledgees, transferees or other successors in interest who receive such shares as a gift or other non-sale transfer, and who shall be deemed to be selling stockholders hereunder. Such shares may be sold from time to time to purchasers directly by each of the selling stockholders acting as principal for its own account or through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholders and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In addition to sales of common stock pursuant to the Registration Statement of which this prospectus is a part, the selling stockholders may sell such common stock in compliance with Rule 144 promulgated under the Securities Act.

     From time to time one or more of the selling stockholders may transfer, pledge, donate or assign such selling stockholders' shares to lenders or others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of selling stockholders' shares beneficially owned by those selling stockholders who so transfer, pledge, donate or assign selling stockholders' shares will decrease as and when they take such actions. The plan of distribution for selling stockholders' shares hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

     The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The shares of common stock offered hereby were issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. We agreed to register those shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholders of the shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                  LEGAL MATTERS

     The validity of the shares will be passed upon for Wind River by Cooley Godward LLP, Palo Alto, California.

                                     EXPERTS

     The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Wind River Systems, Inc. for the year ended January 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                TABLE OF CONTENTS

                                                                        PAGE
The Company............................................................   2
Risk Factors...........................................................   3
Special Note Regarding Forward Looking Statements......................  12
Where You Can Find Information About Wind River and This Offering......  13
Use of Proceeds........................................................  14
Information About the Selling Stockholders.............................  14
Plan of Distribution...................................................  15
Legal Matters..........................................................  16
Experts................................................................  16

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common stock being registered. All the amounts shown are estimates except for the registration fee.


Registration fee............................................. $2,857
Nasdaq listing fee...........................................$17,500
Printing expenses............................................$15,000
Legal fees and expenses......................................$50,000
Accounting fees and expenses.................................$15,000
Miscellaneous................................................$ 4,643

         Total..............................................$105,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Section 145 of the Delaware General Corporation Law, Wind River has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws also provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law.

     Our Restated Certificate of Incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Wind River and our stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Wind River, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Wind River has entered into agreements with its directors and officers that require Wind River to indemnify such persons to the fullest extent authorized or permitted by the provisions of the Restated Certificate of Incorporation and Delaware law against expenses, judgements, fines, settlements and other amounts actually and responsibly incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee or other agent of Wind River or any of our affiliated enterprises. Delaware law permits such indemnification, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Wind River and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a director or officer of the Wind River as to which indemnification is being sought nor is Wind River aware of any threatened litigation that may result in claims for indemnification by any officer or director.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A)  Exhibits

EXHIBIT
NUMBER                         DESCRIPTION OF DOCUMENT
-----------     ------------------------------------------------------
5.1             Opinion of Cooley Godward LLP

23.1            Consent of PricewaterhouseCoopers LLP

23.2            Consent of Cooley Godward LLP (Included in Exhibit 5.1)

24.1            Power of Attorney. Reference is made to page II-5.

     (B)  SCHEDULES.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a) (3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that

(i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, Wind River certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on August 9, 1999.

                          WIND RIVER SYSTEMS, INC.

                          By:   /s/ RICHARD W. KRABER
                              -----------------------------------------------
                                Richard W. Kraber
                                Chief Financial Officer and Vice President

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry L. Fiddler and Richard W. Kraber, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                    TITLE                             DATE

    /s/ RICHARD W. KRABER
--------------------------   Chief Financial Officer (PRINCIPAL   August 9, 1999
    Richard W. Kraber         FINANCIAL AND ACCOUNTING OFFICER)

    /s/ JERRY L. FIDDLER
--------------------------   Chairman of the Board                August 9, 1999
    Jerry L. Fiddler

    /s/ RONALD A. ABELMANN
--------------------------   Director                             August 9, 1999
    Ronald A. Abelmann

    /s/ WILLIAM B. ELMORE
--------------------------   Director                             August 9, 1999
    William B. Elmore

     /s/ GRANT M. INMAN
--------------------------   Director                             August 9, 1999
     Grant M. Inman

     /s/ DAVID B. PRATT
--------------------------   Director                             August 9, 1999
     David B. Pratt

EXHIBIT
 NUMBER                    DESCRIPTION OF DOCUMENT
---------
5.1               Opinion of Cooley Godward LLP

23.1              Consent of PricewaterhouseCoopers LLP

23.2              Consent of Cooley Godward LLP (Included in Exhibit 5.1)

24.1              Power of Attorney. Reference is made to page II-5.